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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
  REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number  000-24331
                                                                    000-24331-01
                                                                  --------------

                      Raintree Resorts International, Inc.
                     CR Resorts Capital S. de R.L. de C.V.*
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             (Exact name of registrant as specified in its charter)

                         10000 Memorial Drive, Suite 480
                              Houston, Texas 77024
                                 (713) 613-2800
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            13% Senior Notes due 2004
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                 Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(i)  [X]
                 Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(1)(ii) [ ]
                 Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(i)  [ ]
                 Rule 12g-4(a)(2)(ii) [ ]        Rule 12h-3(b)(2)(ii) [ ]
                                                 Rule 15d-6           [ ]

         Approximate number of holders of record as of the certification or
notice date:   fewer than 10
             -----------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Raintree Resorts International, Inc. and CR Resorts Capital S. de R.L. de C.V. have caused this certification/notice to be signed on their behalf by the undersigned duly authorized person.


                                           Raintree Resorts International, Inc.

Date: August 8, 2005                       By: /s/ George Aldrich
                                               ---------------------------------
                                               George Aldrich
                                               Senior Vice President - Finance
                                               and Accounting


                                           CR Resorts Capital S. de R.L. de C.V.

Date: August 8, 2005                       By: /s/ George Aldrich
                                               ---------------------------------
                                               George Aldrich
                                               Senior Vice President - Finance
                                               and Accounting

* CR Resorts Capital, S. de R.L. de C.V., a subsidiary of Raintree Resorts International, Inc., is a co-registrant, formed under the laws of the United Mexican States (Mexican tax identification number CRC 970811E5A).